Exhibit 99.1

NEWS RELEASE

For Immediate Release
August 4, 2006

For Further Information Contact:
David L. Bumgarner, Chief Financial Officer
(304) 769-1169

City Holding Company Announces Enhanced Credit Card Services
Through Joint Marketing Agreement

Company to sell current credit card portfolio;
expected to generate estimated pre-tax gain in excess of $3.4 million

Charleston, West Virginia - City Holding Company, “the Company” (NASDAQ:CHCO), a $2.5 billion bank holding company headquartered in Charleston, today announced that it has entered into a definitive agreement with Elan Financial Services, a wholly owned subsidiary of U.S. Bancorp (NYSE:USB), to provide credit card services to the company’s retail customers on a going forward basis. As part of the deal, the Company will sell its credit card portfolio to Elan.

Craig Stilwell, Executive Vice President of Retail, stated, “I am very pleased to announce this joint marketing agreement with Elan, one of the premier providers of processing services for financial institutions. This accretive transaction allows City Holding Company to immediately create shareholder value and continue to focus on our strategic businesses which leverage our ability to build strong customer relationships across all of our product lines. It has been difficult to grow credit card balances in recent years as the industry has experienced significant consolidation and many banks have elected to get out of the business. We believe that the partnership with Elan will provide our customers with a better product, including rewards programs and lower interest rates, while they continue to receive personal service from our employees. The joint marketing agreement provides us with an opportunity to expand our customer base through enhanced marketing support and superior products.”

At June 30, 2006, City National Bank’s credit card balances totaled approximately $14 million. As part of the agreement, City will sell approximately $11.5 million of its credit card receivables to Elan. This transaction is expected to result in an estimated pre-tax gain to the Company in excess of $3.4 million. The final settlement and conversion of City’s credit card portfolio to Elan is expected to be completed in 2006. All credit cards currently issued, or sold by the Company in the future will continue to be marketed under City National Bank’s name and logo. With Elan’s competitive pricing, enhanced credit card products, and considerable marketing resources, City hopes to increase the credit card penetration of its sizeable base of retail households.

City Holding Company is the parent company of City National Bank of West Virginia. City National operates 67 branches across West Virginia, Eastern Kentucky and Southern Ohio.

Forward-Looking Information

This news release contains certain forward-looking statements that are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such information involves risks and uncertainties that could result in the Company's actual results differing from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to, (1) the Company may incur additional loan loss provision due to negative credit quality trends in the future that may lead to a deterioration of asset quality; (2) the Company may incur increased charge-offs in the future; (3) the Company may experience increases in the default rates on previously securitized loans that would result in impairment losses or lower the yield on such loans; (4) the Company may continue to benefit from strong recovery efforts on previously securitized loans resulting in improved yields on these assets; (5) the Company could have adverse legal actions of a material nature; (6) the Company may face competitive loss of customers; (7) the Company may be unable to manage its’ expense levels; (8) the Company may have difficulty retaining key employees; (9) changes in the interest rate environment may have results on the Company’s operations materially different from those anticipated by the Company’s market risk management functions; (10) changes in general economic conditions and increased competition could adversely affect the Company’s operating results; (11) changes in other regulations and government policies affecting bank holding companies and their subsidiaries, including changes in monetary policies, could negatively impact the Company’s operating results; and (12) the Company may experience difficulties growing loan and deposit balances.  Forward-looking statements made herein reflect management's expectations as of the date such statements are made. Such information is provided to assist stockholders and potential investors in understanding current and anticipated financial operations of the Company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.